AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON May   ,2002

                                                 Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM SB-2
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933


                     INTERNATIONAL BROADCASTING CORPORATION
                 (Name of Small Business Issuer in Its Charter)


         Nevada                            7383                  91-2101440
         ------                            ----                  ----------
(State or Other Jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
Incorporation or Organization)     Classification Number)    Identification No.)

                         127 W. Clark Avenue, Suite 201
                              Santa Maria, CA 93455
                                  (805)938-5573
          (Address and Telephone Number of Principal Executive Offices)

                            -------------------------

                           Daryn P. Fleming, President
                         127 W. Clark Avenue, Suite 201
                              Santa Maria, CA 93455
                                  (805)938-5573
            (Name, Address and Telephone Number of Agent For Service)

                         ------------------------------

                        Copies of all communications to:

                            James M. Schneider, Esq.
                              Atlas Pearlman, P.A.
                           350 East Las Olas Boulevard
                                   Suite 1700
                            Fort Lauderdale, FL 33301
                            Telephone: (954) 763-1200
                          Facsimile No. (954) 766-7800

Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                         CALCULATION OF REGISTRATION FEE

                                           Proposed        Proposed
   Title of Each                           Maximum         Maximum
Class of Securities       Amount to be  Offering Price    Aggregate        Amount of
  to be Registered         Registered    Per Security   Offering Price  Registration Fee
-----------------------   ------------  --------------  --------------  ----------------
Common Stock, par value
$.0001 per share(1)(2)     19,399,962        $0.02          $388,000         36.00

Total Registration Fee                                                      $36.00


(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457.

(2) For purposes of estimating the number of shares of the registrant's common stock to be included in this registration statement, the registrant included up to 14,099,993 shares of common stock issuable upon the exercise of outstanding options and warrants. Pursuant to Rule 416, there are also being registered such additional number of shares as may be issuable as a result of the anti-dilution provisions of the warrants and options.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                19,399,962 SHARES




                                  INTERNATIONAL
                            BROADCASTING CORPORATION





                                   PROSPECTUS




                             ________________, 2002

      INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                     Subject to Completion May    , 2002
                                               ---

PROSPECTUS


                     INTERNATIONAL BROADCASTING CORPORATION

                        19,399,962 Shares of Common Stock


      This prospectus covers the 19,399,962 shares of common stock of International Broadcasting Corporation being offered by certain selling security holders, including 14,099,993 shares issuable upon the exercise of outstanding warrants. See "Selling Security Holders" beginning on page 22. We will not receive any proceeds from the sale of the shares by the selling security holders.

      There is presently no public market for our shares. The selling security holders will offer and sell the shares of common stock at prices between $.016 to $.02 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. See "Risk Factors" beginning on page 4.


      THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         --------------------------------------------------------------

               The date of this prospectus is ____________, 2002

                                TABLE OF CONTENTS

                                                                            Page
Prospectus Summary ............................................................3
Risk Factors ..................................................................4
Capitalization ................................................................8
Use of Proceeds ...............................................................8
Management's Discussion and
  Analysis or Plan of Operation ...............................................9
Business .....................................................................11
Management ...................................................................15
Certain Relationships and
    Related Transactions .....................................................19
Principal Shareholders .......................................................19
Description of Securities ....................................................20
Selling Security Holders .....................................................22
Plan of Distribution .........................................................24
Shares Eligible for Future Sale ..............................................26
Legal Matters ................................................................26
Experts ......................................................................26
Additional Information .......................................................26
Financial Statements.................................................F-1 to F-11

                               PROSPECTUS SUMMARY

      We are a web-based provider of financial news on public companies quoted on the OTC Bulletin Board, as well as original editorial commentary on general matters related to trading stocks quoted on this electronic quotation service. The content featured on our web site is either aggregated from third party sources, such as news wires, or is original content researched and written by us .. Our goal is to become a recognized source for news and information on the OTC Bulletin Board, free from any spin, slant or editorial angle. We intend to generate revenues through the sale of advertising on our site as well as subscriptions for premium services, such as stock alerts, news and updates tailored to the subscriber's preferences.

      We are a development stage company which was incorporated on October 13, 2000 in the State of Nevada under the name of Explosive Financial Opportunities, Inc. On March 14, 2001 we changed our name to International Broadcasting Corporation. Our offices are located at 127 W. Clark Avenue, Suite 201, Santa Maria, California 93455, and our telephone number is 805-938-5573. Our fiscal year is December 31. The information contained on our website is not part of this prospectus.

The Offering

Common Stock Offered by
Selling Security holders 19,399,962 shares, including 14,099,993 shares of our common stock issuable upon the exercise of outstanding warrants

Common Stock Outstanding:
      Prior to the Offering               76,149,900 shares
      After the Offering                  76,149,900 shares

                             Selected Financial Data

      The following summary of our financial information has been derived from our financial statements that are included in this prospectus.

Statement of Operations Data:

                              October 13, 2000        Fiscal Year Ended
                             (inception) through         December 31,
                              December 31, 2000              2001
                              -----------------       ------------------

Net sales                         $       0               $   4,500
Operating expenses                $       0               $ 218,345
Net loss                          $       0               $(213,845)

Net loss per weighted average
    shares outstanding            $    0.00               $    0.00
Weighted average common
   shares outstanding            50,000,000              54,649,118

Balance Sheet Data:
                                December 31, 2000     December 31, 2001
                                -----------------     -----------------

Current assets                  $       0             $  4,931
Current liabilities             $       0             $ 72,298
Working capital (deficit)       $       0             $(67,367)
Total assets                    $       0             $151,585
Total liabilities               $       0             $ 72,298
Total stockholders' equity      $       0             $ 79,287

                                  RISK FACTORS

      AN INVESTMENT IN OUR SECURITIES IS SPECULATIVE IN NATURE AND INVOLVES A HIGH DEGREE OF RISK. THE FOLLOWING MATERIAL RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING INTERNATIONAL BROADCASTING AND OUR BUSINESS BEFORE PURCHASING OUR SECURITIES.

WE ARE A NEW BUSINESS WITH A LIMITED OPERATING HISTORY.

      We were recently organized and have a limited operating history upon which an evaluation of management's performance and our future prospects can be made. There can be no assurances whatsoever that we will be able to successfully implement our business model, penetrate our target markets or attain a wide following for our services. We are subject to all the risks inherent in a start-up enterprise. Our prospects must be considered in light of the numerous risks, expenses, delays, problems and difficulties frequently encountered in the establishment of a new business.

WE HAVE LIMITED REVENUES TO DATE, OUR BUSINESS MODEL IS UNPROVEN AND OUR FUTURE RESULTS ARE UNCERTAIN.

      From inception in October 2000 until December 30, 2000, we did not generate any revenues. For the fiscal year ended December 31, 2001 we generated limited revenues of $4,500 and we reported a net loss of $213,845. At December 31, 2001 we had an accumulated deficit of ($213,845). We cannot guarantee you that we will ever report significant revenues or that we will ever achieve profitability. Our business model is dependent upon revenues generated from online advertising and subscription fees. Many existing online companies have experienced significant difficulty in generating revenues from these types of sources and have altered their business models. We cannot guarantee you that our business model will be successful.

Our prospects must be considered in light of the risks, and uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development.

WE RELY ON PUBLICLY-AVAILABLE INFORMATION TO PROVIDE CONTENT FOR OUR WEB SITE. WE MAY NOT HAVE TIMELY ACCESS TO MARKET INFORMATION.

      The content which appears on our web site contains news and information sourced from a wide array of news sources including television, news wires and the Internet. Because of the time it takes us to review the information, determine what we believe may be of interest to visitors to our web site and post the information on our web site, the information may not be timely. While we do not believe these content delivery delays adversely affect our abilities to successfully implement our business model as a result of our niche focus on the OTCBB, our abilities to develop a wide following for our web site may be adversely affected.

BECAUSE OUR MANAGEMENT HAS LIMITED EXPERIENCE IN THE FINANCIAL NEWS INDUSTRY OUR ABILITIES TO IMPLEMENT OUR BUSINESS MODEL MAY BE ADVERSELY EFFECTED.

      Prior to founding our company, members of our management had no experience in the financial news industry. The financial news industry is highly specialized and the management of the majority of the companies with whom we compete have significantly more experience than our management in gathering and reporting financial news. This lack of experience may be detrimental to the continued implementation of our business model, the establishment of our brand and our abilities to ever effectively compete within our industry.

WE ARE DEPENDENT UPON THE SERVICES OF OUR PRESIDENT. WE DO NOT HAVE AN EMPLOYMENT AGREEMENT WITH HIM AND WE CANNOT GUARANTEE THE CONTINUED AVAILABILITY OF HIS SERVICES TO US.

      Our success is dependent on the efforts and abilities of our founder, Daryn P. Fleming. We are not a party to an employment agreement with him and we do not anticipate entering into an employment agreement in the near future. The loss of the services of Mr. Fleming could materially and adversely effect the continued implementation of our business model.

BECAUSE THERE IS NO PUBLIC MARKET FOR OUR COMMON STOCK, YOU MAY FIND IT EXTREMELY DIFFICULT OR IMPOSSIBLE TO RESELL OUR SHARES. EVEN IF A PUBLIC MARKET IS ESTABLISHED, WE CANNOT GUARANTEE YOU THAT THERE WILL EVER BE ANY LIQUIDITY IN OUR COMMON STOCK.

      There is no public market for our common stock, and there can be no assurance that a public market will ever be established. A market maker has filed an application to quote our common stock on the OTC Bulletin Board. This application is presently pending. We do not know when or if the application will be approved. Purchasers of our shares of common stock will face significant obstacles if they wish to resell the shares. Absent a public market for our common stock, an investment in our shares should be considered illiquid. In the future we may attempt to establish a public market for our common stock. We cannot guarantee you that we will be successful. Even if a public market is established, it is unlikely a liquid market will develop. Because of our relatively small size and limited revenues, the investment community may show little or no interest in our securities and investors may not be readily able to liquidate their investment, if at all. Investors seeking liquidity in a security should not purchase our shares of common stock.

WE OPERATE IN A HIGHLY COMPETITIVE INDUSTRY, AND WE CANNOT GUARANTEE YOU THAT WE WILL EVER ACHIEVE ANY LEVEL OF SUCCESS IN COMPETING FOR CLIENTS WITH OTHER FINANCIAL NEWS COMPANIES BUSINESSES.

      The providing of financial news is very competitive, and we will be competing with a number of established, online financial service companies including Investor's Business Daily, Barron's, TheStreet.com, RagingBull.com, Yahoo! Finance, Microsoft Investor, Motley Fool and CBS MarketWatch.com, in addition to numerous, lesser known, financial news companies targeting small cap and micro cap companies. We are at a competitive disadvantage in attracting advertisers and subscribers due to our relatively small size and somewhat limited scope of our services. In addition, there is not a significant barrier to entry in our market segment niche by competitors. Our competitors are larger and more diversified than International Broadcasting, and have greater financial resources. We cannot predict the degree of success, if any, with which we will meet competition in the future.

WE MAY NEED ADDITIONAL CAPITAL WHICH WE MAY NOT BE ABLE TO OBTAIN ON ACCEPTABLE TERMS. ANY INABILITY TO RAISE ADDITIONAL CAPITAL WHEN NEEDED COULD ADVERSELY AFFECT OUR ABILITY TO GROW OUR COMPANY.

      Our future capital requirements depend on a number of factors, including our ability to generate revenues and manage our business. If we are unable to substantially increase our net revenues, it is likely we will seek to raise additional capital, possibly through the issuance of long-term or short-term indebtedness or the issuance of equity securities in private or public transactions, to fund our operations. If we raise additional capital through the issuance of debt, this will result in increased interest expense. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our existing shareholders will be reduced and those shareholders will experience dilution. In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our common stock. We cannot assure you that acceptable financing can be obtained on suitable terms, if at all. If we are unable to obtain sufficient financing if and when needed, our ability to implement our plan of operation will be materially and adversely affected.

IF WE EVER ESTABLISH A PUBLIC MARKET FOR OUR COMMON STOCK, THE TRADEABILITY IN OUR COMMON STOCK WILL BE LIMITED UNDER THE PENNY STOCK REGULATIONS WHICH WILL ADVERSELY AFFECT THE LIQUIDITY OF OUR COMMON STOCK.

      In the event we seek to establish a public market for our common stock, and the trading price of our common stock is less than $5.00 per share, our common stock would be considered a "penny stock," and trading in our common stock would be subject to the requirements of Rule 15g-9 under the Securities Exchange Act. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction.

      SEC regulations also require additional disclosure in connection with any trades involving a "penny stock," including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements severely limit the liquidity of securities in the secondary market because few broker or dealers are likely to undertake these compliance activities. In addition to the applicability of the penny stock rules, other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market. A market in our common stock may never develop due to these factors.

           CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

      Some of the information in this prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking words such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or financial conditions or state other "forward-looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors noted in this section could cause our actual results to differ materially from those contained in any forward-looking statement.

                                 CAPITALIZATION

      The following table sets forth our capitalization as of December 31, 2001. The table should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus. This table does not give effect to the issuance of 5,300,000 shares of our common stock issued subsequent to December 31, 2001 or up to 14,099,993 shares of our common stock issuable upon the exercise of currently outstanding warrants.

                                             December 31, 2001
                                             -----------------
Long-term liabilities ...............            $       0

Stockholder's equity:

   Preferred stock, $.0001 par value,
   10,000,000 shares authorized,
   0 shares issued and outstanding ..                    -

   Common stock, $.0001 par value,
   200,000,000 shares authorized,
   70,849,900 shares issued and
   outstanding ......................                7,085
   Additional paid-in capital .......              273,547
   Comprehensive income .............               12,500
   Accumulated deficit ..............             (213,845)
                                                 ---------
        Total stockholder's equity ..               79,287
                                                 ---------

   Total  capitalization ............            $  79,287
                                                 =========

                                 USE OF PROCEEDS

      We will not receive any proceeds upon the sale of shares by the selling security holders. We will receive up to an additional $5,428,473 in gross proceeds from the exercise of outstanding options and warrants. We presently intend to use these proceeds for general working capital. The actual allocation of proceeds realized from the exercise of these securities will depend upon the amount and timing of such exercises, our operating revenues and cash position at such time and our working capital requirements. There can be no assurances that any of the outstanding options or warrants will be exercised. Pending utilization of the proceeds as described above, the net proceeds of the offering will be deposited in interest bearing accounts or invested in money market instruments, government obligations, certificates of deposits or similar short-term investment grade interest bearing investments.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OR PLAN OF OPERATION

      The following discussion should be read together with the information contained in the financial statements and related notes included elsewhere in this prospectus.

PLAN OF OPERATION

      We are a development-stage company. Since inception in October 2000 through December 31, 2001, we have generated limited revenues. Our activities through that date have been limited to start-up activities that included the development of a business plan and the initial activities involved in launching our web site and beginning development of our advertising plan. Working capital to fund our operations has been generated from the proceeds of approximately $183,000 received by us from the private placement of our securities. During fiscal 2002, our plan of operation includes completing the development of our advertising plan and premium subscriber services, as well as the launch of at least one additional web site. We have begun to generate revenues from the sale of subscriptions for our premium services during the first quarter of fiscal 2002.

      In addition, as we continue the implementation of our business plan, during the next 12 months we anticipate that we will hire approximately two additional employees. We are unable to predict at this time the exact amount of additional working capital we will require to fund the continued implementation of our business plan, however, in order to provide any additional working capital which we may require, we will be required to raise additional capital through the sale of equity or debt securities. As described below, we currently have no commitments to provide us with any additional working capital. If we do not have sufficient working capital to implement our plan of operation described above, it is likely that we will cease operations. As a result of this material uncertainty, persons who cannot afford a complete loss of their investment should not purchase our securities.

LIQUIDITY AND CAPITAL RESOURCES

      Our working capital deficit at December 31, 2001 was $(67,367). Net cash used in operations for the year ended December 31 was $(91,961) compared to $0 for the period of October 13, 2000 (inception) through December 31, 2000. Included in the net cash used in operations is $30,000 of imputed compensation representing the fair value to us of the services rendered by our president and CEO who did not receive any cash compensation for the period of January 1, 2001 until June 2001. Accounts payable increased to $72,298 which includes $40,286 of accrued salary and payroll taxes and $32,012 of accounts payable. Net cash used in investing activities was $11,000 for the year ended December 31, 2001 as compared to $0 for the period of October 13, 2000 (inception) through December 31, 2000. Cash flow provided by financing activities was $103,392 for the year ended December 31, 2001 compared to $0 for the period of

October 13, 2000 (inception) through December 31, 2000. Since inception, we have funded our operations through the private placement of securities. In April 2001, we raised $25,000 through the private placement of common stock. In May and June 2001, we raised an additional $158,499 from the private placement of units consisting of shares of our common stock and common stock purchase warrants.

      In January and February 2002, we raised an additional $53,000 from the sale of 5,300,000 shares of common stock.

      During the next 12 months, we anticipate that we will make certain capital expenditures for video and audio equipment totaling approximately $25,000 related to the expansion of our operations. Other than our working capital, we do not presently have any outside sources of capital. Our working capital is not sufficient to fund the continued implementation of our business plan, including the hiring of the additional employees and the purchase of the additional equipment. As described above, we intend to seek additional capital in the private and/or public equity markets to provide sufficient working capital to fund the continued implementation of our plan of operation. This additional capital may be provided by the exercise of our outstanding common stock warrants, or through the sale of equity or debt securities, or through the issuance of debt instruments. We have no commitments from any of our warrant holders to exercise the presently outstanding warrants and, accordingly, cannot assure you that they will ever be exercised. In addition, we have no commitments from any third parties to provide additional equity or debt funding to us, and we cannot guarantee you that we will be successful in locating such additional funding. If we receive additional funds through the issuance of equity securities, however, our existing stockholders may experience significant dilution. Further, we may not be able to obtain additional financing when needed or on terms favorable to our stockholders or us. Because we have no commitment for additional capital, we cannot guarantee you that we will be successful in raising such additional funds as we may need to fund our operations until such time, if ever, as we generate sufficient revenues to fund our working capital needs. If we are unable to raise sufficient working capital when and as needed, we may be required to cease operations.

      The report of our independent auditors on our financial statements as of December 31, 2001 contains an explanatory paragraph regarding an uncertainty with respect to our ability to continue as a going concern. We are not generating significant revenues and have an accumulated deficit of ($213,845). We anticipate that our use of cash will be substantial for the foreseeable future. We expect that funding for these expenditures will be available out of our future cash flow and issuance of equity and/or debt securities during the next 12 months and thereafter. There can be no assurance whether or not such financing will be available on terms satisfactory to management. If we do not obtain additional financing, it will be unable to continue to implement our business plan and may be required to cease operations.

                                    BUSINESS

      We are a web-based provider of timely financial news, market commentary and information. Our website is a highly specialized Internet news service that delivers business and financial news and information focusing exclusively on public companies that are quoted on the OTC Bulletin Board (OTCBB). Our goal is to earn a reputation as an authoritative and unbiased news source on the OTCBB, free from any spin, slant or editorial angle. Our website is designed to become a viable destination that generates traffic and revenue through subscriptions and advertising fees.

      We believe the Internet has established itself as a convenient means for investors to manage their portfolios, research investments and trade securities. As a result of the Internet, many individuals have been taking greater control of their investments by directly researching information on investments as the Internet can provide investors with easy access to information that was once generally available only to investment professionals.

      The Internet, however, also brings with it certain disadvantages as a result of the general anonymity of the web. Often news and information sources offer little disclosure about their background, or any conflicts of interest, potentially rendering their information untrustworthy. Other financial sites offer stock quotes, charts and other investment tools, but provide limited financial commentary and analysis, with a particular dearth of information on OTCBB-quoted companies. We believe that the Internet presents a significant opportunity to provide financial news and commentary on OTCBB-quoted companies, combining the depth of coverage of traditional media with immediacy and interactivity.

THE OTC BULLETIN BOARD

      The OTCBB is an electronic quotation service generally utilized by smaller public companies who do not yet meet the listing standards of The Nasdaq Stock Market. There are, however, significant differences between The Nasdaq Stock Market and the OTCBB. The OTCBB is a quotation medium for subscribing members, not an issuer listing service like Nasdaq. OTCBB securities are traded by a community of market makers that enter quotes and trade reports through a highly sophisticated, closed computer network, which is accessed through Nasdaq. The OTCBB is unlike The Nasdaq Stock Market in that it does not impose listing standards, automated trade executions, maintain relationships with quoted issuers nor does it have the same obligations for market makers.

OUR SERVICES

      We provide news and information sourced from a wide array of news sources including television, news wires and the Internet, combined with original editorial commentary. We do not have content supply agreements with these third party sources; rather the content is free, publicly available information which we aggregate in our web site. As we continue to expand the content on our web site, we may enter into agreements with third party content providers upon customary terms and conditions. As of the date hereof, however, we have not entered into negotiations with any third party content providers. We launched our web site in December 2000. Since launching our site, we have developed an opt-in subscriber email list of approximately 7,100 unique names.

      The home page of our web site organizes the content in an easy to view format, and visitors to the site can access an array of information including:

      - A prominently placed table showing the five most active OTCBB stock from the trading day, including the symbol, daily volume and percentage of change in the volume from the prior trading,

      - A streaming ticker providing information on several commonly followed exchanges and indexes, including the NYSE Composite, Dow Jones Industrial Average, Dow Jones Transportation Stock Index, Nasdaq, S& P 500, S&P 100, Russell 2000, TSE (Toronto Stock Exchange) 300, TSE (Toronto Stock Exchange) 100, CDNX Composite, Value Line and the PSE Tech NDX ,

      -     A delayed quote look-up service,

      - News headlines for companies quoted on the OTCBB, including our daily Morning Report and After Market Report. Our Market Summary Reports trading at mid-morning for the OTCBB and provides a brief overview of the day's trading, and

      - Original editorial commentary about timely issues affecting the OTCBB and companies quoted on it. The commentary has included such wide range topics from interviews with CEOs at OTCBB-quoted companies, to articles explaining the meaning of an "E" modifier on a ticker symbol to commentary on some of the abuses which can occur on the OTCBB.

      Presently, our content is either aggregated from third party sources such as news wires or is researched and written by our management in conjunction with outside reporters.

      As we continue to mature our business, over the next year it is our goal to feature more original content on our web site. In January 2002 we launched our Initial Premium Service. This service, which includes stock alerts and news and updates tailored to the subscriber's preference at a monthly fee of $29.95, has approximately 300 paid subscribers as of the date of this prospectus.

      We recently expanded our web site to include a Corporate Reporter advertising section. This section includes brief summaries of companies, including a business description and summary financial data, which will have been provided to us by the advertising company from information contained in its current public filings. The information contained in the Corporate Reporter section will be clearly marked as advertising.

      We also supply our content to other web sites. Presently, our web site can be linked to from approximately eight web sites, and we provide this access without charge as we continue to implement our business plan.

      In the even the NASD should discontinue the OTCBB and replace it with the BBX exchange, we would seek to offer similar information on BBX listed companies.

      During fiscal 2002 we may seek to expand our operations to include the Pink Sheets News Network, a service which will be identical to OTCBB News Network but focus on companies listed on the Pink Sheets, LLC Electronic Pink Sheets, an Internet-based, real-time quotation service for OTC equities and bonds for market makers and brokers, and the CDNX News Network, which will focus on Canadian stocks listed on the Canadian Venture Exchange (CDNX), Canada's public venture capital marketplace exchange.

      We deliver our service through our web site at www.otcbbnn.com. The web site is hosted for us by a third party provider utilizing two web servers to provide redundancy against hardware failures. We have not experienced any system failures since the launch of our web site.

OUR BUSINESS MODEL

      Since the launch of our web site, we have been providing free access to our site in an effort to build brand awareness, increase traffic and create a ready source of potential paid subscribers. Our long-term plan is to generate revenues primarily from the sale of subscriptions for premier services on our web site, coupled with revenues from the sale of advertising space on our web site. We will also seek to supplement those revenues with content source revenues generated from providing our content to other web sites, and retail revenues from the sale of books and software.

      Until December 2001 our web site carried banner advertising from third party affiliate programs for which we received a commission. Our participation in these affiliate programs did not generate any revenues. As a result, we discontinued this program. We are in the preliminary stages of developing our advertisers plan. We believe that our target viewer demographic should enable us to build an expanding advertising business. We expect to complete development of our advertising plan to begin generating advertising revenues during fiscal 2002.

      We intend to market our web sites through content-sharing arrangements as well as through print and online advertisements. We intend to target print advertising campaigns in an effort to increase awareness among advertisers about our services. As we finalize our advertising plan, we will seek to employ in-house sales personnel to sell online advertising. We may also use independent sales agents.

INTELLECTUAL PROPERTY

      We conduct our business under the trade name "OTCBB News Network" although we have not yet applied for a registered trademark. We presently intend to apply for a registered trademark of the name "OTCBB News Network" and "OTCBBNN" prior to the conclusion of during fiscal 2002. There can be no assurance, however, that we will be granted either mark.

      We have obtained the right to the Internet addresses www.otcbbnn.com and www.pinksheetsnn.com. As with phone numbers, we do not have and cannot acquire any property rights in an Internet address. To protect our rights to intellectual property, we rely on a combination of trademark, copyright law, trade secret protection, and confidentiality agreements, although we do not have confidentiality agreements signed in every instance.

COMPETITION

      We compete with a wide range of Internet financial news companies and news and information sites, including Investor's Business Daily, Barron's, Bloomberg, Dow Jones Newswire, PRNewswire, Reuters, TheStreet.com, Raging Bull.com, and Yahoo! Finance, Microsoft Investor, Motley Fool, and CBS MarketWatch.com. We also compete with other web sites offering news and information on OTCBB-quoted stocks. The vast majority of our competitors have more established brands, a longer operating history and greater financial resources than we do. We believe our market segment focus and the nature of our web site content may provide us with a limited ability to compete. The barriers to entry into our target market segment are limited and we expect increasing competition to develop. These new competitors could be better capitalized than we are, which could give them a significant advantage. There is the possibility that the competitors could capture significant market share of our intended market. We will also compete with a wide spectrum of other information media. Nearly all publications seek to sell advertising space and much of this effort is directly or indirectly competitive with our online content.

EMPLOYEES

      As of March 31, 2002, we had five employees, all of whom are full-time. We have no collective bargaining agreements with any unions and we believe that our overall relations with our employees are excellent.

PROPERTY

      We lease approximately 560 square feet of office space from an unaffiliated third party on a month to month basis at $235.00 per month. We believe this space is sufficient to meet our current needs.

LEGAL PROCEEDINGS

      We are not a party to any material legal proceeding, nor are any of our officers, directors or affiliates a party adverse to us in any legal proceeding.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

      The following table includes the names, positions held and ages of our executive officers and directors. All directors serve for one year and until their successors are elected and qualify. Directors do not presently receive compensation for their services as directors. Officers are elected by the board of directors and their terms of office at the discretion of the board.

NAME                    AGE               POSITION
----                    ---               --------

Daryn P. Fleming        37                President, CEO and director

Darrell W. Nether       44                Vice-President, COO and director

Sandra S. Nether        49                Secretary, treasurer and director

      DARYN P. FLEMING. Mr. Fleming has served as our president, CEO and a member of our Board of Directors since founding the company in October 2000. Since 1996, Mr. Fleming has served as President of Diversified Marketing Concepts, LLC. Diversified Marketing Concepts, LLC, which has been inactive since May 2000, began its operations as a web site design company and evolved into a public relations company. Mr. Fleming graduated from Regent University, Virginia Beach, Virginia with a Master of Arts in Communication and Broadcasting/Journalism and received a Bachelors of Arts from Adams State College, Alamosa, Colorado.

      DARRELL W. NETHER. Mr. Nether has served as our vice president, COO and a member of our Board of Directors since October 2000. Since March 2000, Mr. Nether has been a consultant for Diversified Marketing Concepts, LLC. From 1975 until joining International Broadcasting, Mr. Nether was employed in the aviation industry. Beginning with the U.S. Navy specializing in Aviation Structures and with Tracor Aviation/Lucas Aviation for 14 years becoming a supervisor in 1985 overseeing a segment of the Boeing 707 Hush Kit program. Mr. Nether worked for Santa Barbara

Aerospace from June 1996 to March 1999 with responsibilities for overall plant operations including the indirect supervision of over eighty aviation maintenance personnel and as a sheet metal foreman for Garrett Aviation Santa Barbara from March 1999 to March 2000.

      SANDRA S. NETHER. Ms. Nether has been our secretary, treasurer and a member of our Board of Directors since October 2000. From December 1998 to February 2000, Ms. Nether was an administrative secretary for the Clark County Education Association Welfare Benefit Trust, a Las Vegas, Nevada company which provided teacher's benefit packages, and from April 1996 to April 1998, she was an executive secretary for Visiting Nurse Service, Inc., a traveling nurse business. Ms. Nether graduated Sawyer Business College, Ventura, CA. in 1980 as a legal secretary. Her initial employment was in the legal field, but has worked in many diverse areas and locales in real estate development, construction and most recently, health services.

      Mr. Nether and Ms. Nether are brother and sister.

EMPLOYMENT AGREEMENTS

      We are not a party to any employment agreements.

DIRECTOR COMPENSATION

      Members of our board of directors do not receive compensation for serving in such positions.

EXECUTIVE COMPENSATION

                           Summary Compensation Table

      The following table sets forth information relating to all compensation awarded to, earned by or paid by us during the period of October 13, 2000 (inception) to December 31, 2000 and for the fiscal year ended December 31, 2001 to (i) our president and CEO, and (ii) each of our executive officers who earned more than $100,000:

                                 Fiscal
                                 Year                                  Other Annual     LTIP            All Other
Name and Principal Position      Compensation    Salary       Bonus    Compensation     Options/ (#)     Payouts
-----------------------------------------------------------------------------------------------------------------
Daryn P. Fleming                  2001(1)         $70,725         0          0             0      0        0
                                  2000(2)               0         0          0             0      0        0

(1) For the period of October 13, 2000 (inception) through December 31, 2000, our activities were limited to organization and start-up activities and Mr. Fleming did not receive a salary.

(2) Includes $24,110 of accrued salary. Beginning in June 2001 Mr. Fleming began receiving a salary based upon $72,000 annual compensation. For the period of January 1, 2001 through May 31, 2001 we imputed compensation of $30,000 which represented the fair value of his services to us.

                        Option Grants in Last Fiscal Year

      The following table sets forth information concerning our grant of options to purchase shares of our common stock for the fiscal year ended December 31, 2001 to (i) our president and CEO, and (ii) each of our executive officers who earned more than $100,000 during this period.

                                  Percent of
                     Number of   Total Options/
                    Securities   SARs Granted
                    Underlying   To Employees    Exercise Or
                   Options/SARs   In Fiscal       Base Price
      Name          Granted (#)      Year           ($/Sh)    Expiration Date
-----------------  ------------  --------------  -----------  ---------------
Daryn P. Fleming,
President, CEO
and Director            -              -              -              -

                          Option Exercises and Holdings

      The following table contains information with respect to the exercise of options to purchase shares of common stock for the fiscal year ended December 31, 2001 to (i) our President and CEO; and (ii) each of our executive officers who earned more than $100,000 during this period.

               Aggregated Option/SAR Exercises in Last Fiscal Year
                      and Fiscal Year-End Option/SAR Values

                                          Number of
                                          Securities      Value of
                                          Underlying     Unexercised
                     Shares               Unexercised    In-The-Money
                    Acquired              Options/SARs   Options/SARs
                       On        Value    At FY-End (#)  At FY-End ($)
                    Exercise   Realized   Exercisable/   Exercisable/
      Name             (#)        ($)     Unexercisable  Unexercisable
-----------------  ----------  --------   -------------  -------------
Daryn P. Fleming,
President, CEO
and Director            -          -            -              -

              Long-Term Incentive Plans Awards in Last Fiscal Year

                        Number     Performance    Estimated Future Payouts Under
                      of Shares     or Other       Non-Stock Price-Based Plans
                       Units or    Period Until   ------------------------------
                     Other Rights   Maturation    Threshold    Target   Maximum
    Name                 (#)         or Payout    ($ or #)    ($ or #)  ($ or #)
-----------------    ------------  ------------   ------------------------------
Daryn P. Fleming,
President, CEO
and Director              -             -             -          -         -

2001 STOCK OPTION PLAN

      On August 8, 2001, the board of directors and the holders of a majority of our outstanding shares of common stock adopted our 2001 stock option plan. We have reserved 5,000,000 shares of common stock for issuance upon exercise of options granted from time to time under the 2001 stock option plan. The 2001 stock option plan is intended to assist us in securing and retaining key employees, directors and consultants by allowing them to participate in our ownership and growth through the grant of incentive and non-qualified options.

      Under the stock option plan we may grant incentive stock options only to key employees and employee directors, or we may grant non-qualified options to our employees, officers, directors and consultants. The 2001 stock option plan is currently administered by our board of directors.

      Subject to the provisions of the stock option plan, the board will determine who shall receive options, the number of shares of common stock that may be purchased under the options, the time and manner of exercise of options and exercise prices. The term of options granted under the stock option plan may not exceed ten years or five years for an incentive stock option granted to an optionee owning more than 10% of our voting stock. The exercise price for incentive stock options will be equal to or greater than 100% of the fair market value of the shares of the common stock at the time granted. However, the incentive stock options granted to a 10% holder of our voting stock are exercisable at a price equal to or greater than 110% of the fair market value of the common stock on the date of the grant. The exercise price for non-qualified options will be set by the board in its discretion. The exercise price may be payable in cash or, with the approval of the board, by delivery of shares or by a combination of cash and shares. Shares of common stock received upon exercise of options will be subject to restrictions on sale or transfer. As of the date of this prospectus, we have not granted any options under the 2001 stock option plan.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

      As authorized by the Nevada General Corporation Law, our articles of incorporation provide that none of our directors shall be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except liability for:

      o any breach of the director's duty of loyalty to our company or its shareholders;

      o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

      o unlawful payments of dividends or unlawful stock redemptions or repurchases; and

      o any transaction from which the director derived an improper personal benefit.

      This provision limits our rights and the rights of our shareholders to recover monetary damages against a director for breach of the fiduciary duty of care except in the situations described above. This provision does not limit our rights or the rights of any shareholder to seek injunctive relief or rescission if a director breaches his duty of care. These provisions will not alter the liability of directors under federal securities laws.

      Our articles of incorporation further provide for the indemnification of any and all persons who serve as our director, officer, employee or agent to the fullest extent permitted under Nevada law.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      International Broadcasting was formed in October 2000 by Daryn Fleming, our president and CEO. In March 2001 Mr. Fleming contributed certain fixed assets to us valued at approximately $140,000 as an additional capital contribution. Mr. Fleming had recently acquired the assets and we valued same at his historical cost.

                             PRINCIPAL SHAREHOLDERS

      As of the date of this prospectus, there were an aggregate of 76,149,900 shares of common stock issued and outstanding. The following table sets forth, as of the date hereof, information known to us relating to the beneficial ownership of shares of common stock by:

      - each person who is the beneficial owner of more than 5% of the outstanding shares of common stock;

      -     each director;

      -     each executive officer; and

      -     all executive officers and directors as a group.

      Unless otherwise indicated, the address of each beneficial owner in the table set forth below is care of 127 W. Clark Avenue, Suite 201, Santa Maria, CA 93455.

      We believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

      Under securities laws, a person is considered to be the beneficial owner of securities he owns and that can be acquired by him within 60 days from the date of this prospectus upon the exercise of options, warrants, convertible securities or other understandings. We determine a beneficial owner's percentage ownership by assuming that options, warrants or convertible securities that are held by him, but not those held by any other person and which are exercisable within 60 days of March 31, 2002, have been exercise or converted.

Name and Address of             Amount and Nature of        Percentage
 Beneficial Owner               Beneficial Ownership         of Class
-------------------             --------------------        ----------

Daryn P. Fleming                     40,000,000                52.5%
Darrell W. Nether                     2,500,000                 3.3%
Sandra S. Nether                      7,500,000                 9.6%
Tyler Fleming (1)                     5,000,000                 6.6%
All officers and directors
 as a group (three persons)          50,000,000                65.7%
Frank Goelo (2)                       5,000,000                 6.4%
Herbert Tabin (3)                     4,125,000                 5.3%
Gary Schultheis (4)                   4,125,000                 5.3%

----------
(1) Mr. Fleming's address is 7065 W. Ann Road, Suite 130, Las Vegas, NV 89130.

(2) Includes 2,000,000 shares of our common stock issuable upon the exercise of outstanding warrants with exercise prices ranging from $.25 to $.50 per share. Mr. Goelo's address is Post Office Box 10910, Grand Cayman, BWI.

(3) Includes 1,650,000 shares of our common stock issuable upon the exercise of outstanding warrants with exercise prices ranging from $.25 to $.50 per share. Mr. Tabin's address is 6413 Congress Avenue, Boca Raton, FL 33487.

(4) Includes 1,650,000 shares of our common stock issuable upon the exercise of outstanding warrants with exercise prices ranging from $.25 to $.50 per share. Mr. Schultheis address is 6413 Congress Avenue, Boca Raton, FL 33487.

                            DESCRIPTION OF SECURITIES

      Our authorized capital stock consists of 200,000,000 shares of common stock, $.0001 par value per share, and 10,000,000 shares of preferred stock, par value $.0001 per share. As of the date of this prospectus, there are 76,149,900 shares of common stock issued and outstanding, which are held of record by approximately 41 holders, and no shares of preferred stock issued and outstanding.

COMMON STOCK

      Holders of common stock are entitled to one vote for each share on all matters submitted to a shareholder vote. Holders of common stock do not have cumulative voting rights and holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of our liquidation, dissolution or winding up, each outstanding share entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

      Holders of common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for the common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is authorized and issued. All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

PREFERRED STOCK

      Our board of directors, without further shareholder approval, may issue preferred stock in one or more series from time to time and fix or alter the designations, relative rights, priorities, preferences, qualifications, limitations and restrictions of the shares of each series. The rights, preferences, limitations and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. Our board of directors may authorize the issuance of preferred stock which ranks senior to our common stock for the payment of dividends and the distribution of assets on liquidation. In addition, our board of directors can fix limitations and restrictions, if any, upon the payment of dividends on our common stock to be effective while any shares of preferred stock are outstanding.

      The rights granted to the holders of any series of preferred stock could adversely affect the voting power of the holders of common stock and issuance of preferred stock may delay, defer or prevent a change in our control.

WARRANTS

      We have issued and outstanding warrants to purchase a total of 14,099,930 shares of our common stock, including:

      * Series A warrants to purchase up to 2,113,320 shares of our common stock at an exercise price of $0.25 per share,

      * Series B warrants to purchase up to 5,283,300 shares of our common stock at an exercise price of $0.37 per share,

      * Series C warrants to purchase up to 3,169,980 shares of our common stock at an exercise price of $0.50 per share,

      * Series D warrants to purchase up to 706,666 shares of our common stock at an exercise price of $0.25 per share,

      * Series E warrants to purchase up to 1,766,665 shares of our common stock at an exercise price of $0.37 per share, and

      * Series F warrants to purchase up to 1,059,999 shares of our common stock at an exercise price of $0.50 per share.

      The Series A, B and C warrants expire on April 25, 2006, and the Series D, E and F warrants expire on January 30, 2007. The warrant exercise price will be subject to adjustment in the event of stock splits, dividends and similar events. Other than the exercise price, all series of the warrants are identical. We may call any warrant series or all of the warrants at any time upon 15 days prior written notice at a call price of $.0001 per share if the average closing price of our common stock should be at or above $1.00 per share for 10 consecutive trading days. Warrant holders will have this 15 day period during which to exercise the warrants so called. In the event the warrants which have been called are not exercised during this 15 day period, the warrant holder will receive the call price and the warrants will expire.

DIVIDEND POLICY

      No dividends have been paid on the shares of our common stock, and we do not anticipate the payment of cash dividends in the foreseeable future. We anticipate that, for the foreseeable future any profit we report will be devoted to our future operations and that cash dividends would not be paid to our shareholders.

TRANSFER AGENT AND REGISTRAR

      The transfer agent and registrar for our common stock is Old Monmouth Stock Transfer Co., Inc., 77 Memorial Parkway, Suite 101, Atlantic Highlands, New Jersey 07716, and its telephone number is 732-872-2727.

                            SELLING SECURITY HOLDERS

      The following table sets forth

      o     the name of each selling security holder,
      o     the number of shares owned, and
      o the number of shares being registered for resale by each selling security holder.

      We may amend or supplement this prospectus from time to time to update the disclosure set forth herein. All of the shares owned by the selling security holders may be offered hereby. Because the selling security holders may sell some or all of the shares owned by them, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares that will be held by the selling security holders upon termination of any offering made hereby. If all the shares offered hereby are sold, the selling security holders will not own any shares after the offering.

                                              Number         Percentage       Shares           Shares to           Percentage
                                            of shares       owned before       to be            be owned           owned after
Name of selling security holder               owned           offering        offered         after offering        offering
-------------------------------               -----           --------        -------         --------------        --------
Dan Wagner (1)                              3,500,000         4.5%           3,500,000                   0             n/a
Geoffrey M. Wolterstorff (2)                  333,332          *               333,332                   0             n/a
Frank Goelo (3)                             5,000,000         6.4%           5,000,000                   0             n/a
John Adams                                    500,000          *               200,000(4)          300,000              *
Ross Bleustein                                500,000          *               200,000(4)          300,000              *
Suzanne Brady                                 250,000          *               100,000(4)          150,000              *
Arthur Dermer                                 500,000          *               200,000(4)          300,000              *
Marissa Dermer                                500,000          *               200,000(4)          300,000              *
Paul DiFrancesco                              250,000          *               100,000(4)          150,000              *
Vincent DiFrancesco                           250,000          *               100,000(4)          150,000              *
Disease Sciences, Inc.                        250,000          *               100,000(4)          150,000              *
Nancy Doherty                                 250,000          *               100,000(4)          150,000              *
Sharon Fleming                              1,666,530         2.2%             666,630(4)          999,990             1.3%
Alfred Flores, Jr.                          1,000,000         1.2%             400,000(4)          600,000              *
Ed Goldstein                                  250,000          *               100,000(4)          150,000              *
Margie Goldstein                              500,000          *               200,000(4)          300,000              *
Wayne Goldstein                               500,000          *               200,000(4)          300,000              *
David Gordon                                1,000,000         1.2%             400,000(4)          600,000              *
Eirik A. Hjelle                               750,000          *               300,000(4)          450,000              *
Joel C. Holt                                  500,000          *               200,000(4)          300,000              *
Raymond J. Hotaling                           250,000          *               100,000(4)          150,000              *
Michael James                                 500,000          *               200,000(4)          300,000              *
Brian S. John                               1,750,000         2.3%             700,000(4)        1,050,000             1.4%
John Johnson                                  500,000          *               200,000(4)          300,000              *
Eric Leest                                    250,000          *               100,000(4)          150,000              *
Charles J. Lidmann Family Trust               250,000          *               100,000(4)          150,000              *
Martin Meads                                  750,000          *               300,000(4)          450,000              *
Carmen Piccolo                                500,000          *               200,000(4)          300,000              *
Howard D. Rosen                               500,000          *               200,000(4)          300,000              *
Roy Samuel                                    500,000          *               200,000(4)          300,000              *
Gary J. Schultheis                          4,125,000         5.3%           1,650,000(4)        2,475,000             3.3%
Martin Scott                                  500,000          *               200,000(4)          300,000              *
Barry Seidman                                 250,000          *               100,000(4)          150,000              *
John Signorello                               500,000          *               200,000(4)          300,000              *
Herbert Tabin                               4,125,000         5.3%           1,650,000(4)        2,475,000             3.3%
Rakesh Taneja                                 250,000          *               100,000(4)          150,000              *
Terry Washburn                              1,000,000         1.2%             400,000(4)          600,000              *
William Zeidel                                500,000          *               200,000(4)          300,000              *
                                                                            ----------
TOTAL                                                                       19,399,962

* represents less than 1%

(1) Includes 1,400,000 shares of our common stock issuable upon the exercise of outstanding warrants at exercise prices ranging from $.25 to $.50 per share.

(2) Includes 133,333 shares of our common stock issuable upon the exercise of outstanding warrants at exercise prices ranging from $.25 to $.50 per share.

(3) Includes 2,000,000 shares of our common stock issuable upon the exercise of outstanding warrants at exercise prices ranging from $.25 to $.50 per share.

(4) Represents 10,566,600 shares of our common stock issuable upon the exercise of outstanding warrants at exercise prices raging from $.25 to $.50 per share.

      None of the selling security holders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates, other than Sharon Fleming, who is Daryn Fleming's mother.

      We have agreed to pay full costs and expenses, incentives to the issuance, offer, sale and delivery of the shares, including all fees and expenses in preparing, filing and printing the registration statement and prospectus and related exhibits, amendments and supplements thereto and mailing of those items. We will not pay selling commissions and expenses associated with any sale by the selling security holders.

                              PLAN OF DISTRIBUTION

      The selling shareholders will offer and sell their shares at prices between $0.016 and $0.02 per share until our shares are quoted on the OTC Bulletin Board or a national securities exchange and thereafter at prevailing market prices or privately negotiated prices. Our common stock is presently not traded on any market or securities exchange, although a market maker has informed us of its interest to file an application for us to become eligible for quotation on the OTC Bulletin Board. The selling shareholders may sell our common stock in the over-the-counter market, or on any securities exchange on which our common stock is or becomes listed or traded, in negotiated transactions or through sales to one or more broker-dealers for resale of these shares as principals, at market prices existing at the time of sale, at prices related to existing market prices, through Rule 144 transactions or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling security holders in connection with sales of securities. The shares will not be sold in an underwritten public offering.

      The selling security holders may sell the securities in one or more of the following methods:

     o in the "pink sheets" or in the over-the-counter market or on such exchanges on which our shares may be listed from time-to-time, in transactions which may include special offerings, exchange distributions and/or secondary distributions, pursuant to and in accordance with the rules of such exchanges, including sales to underwriters who acquire the shares for their own account and resell them in one or more transactions or through brokers, acting as principal or agent;

      o in transactions other than on such exchanges or in the over-the-counter market, or a combination of such transactions, including sales through brokers, acting as principal or agent, sales in privately negotiated transactions, or dispositions for value by any selling security holder to its partners or members, subject to rules relating to sales by affiliates; or

      o through the issuance of securities by issuers other than us, convertible into, exchangeable for, or payable in our shares.

      In making sales, brokers or dealers used by the selling security holders may arrange for other brokers or dealers to participate. The selling security holders and others through whom such securities are sold may be "underwriters" within the meaning of the Securities Act for the securities offered, and any profits realized or commission received may be considered underwriting compensation.

      At the time a particular offer of the securities is made by or on behalf of a selling security holder, to the extent required, a prospectus is to delivered. The prospectus will include the number of shares of common stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the shares of common stock purchased from the selling security holder, and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

      We have told the selling security holders that the anti-manipulative rules under the Securities Exchange Act of 1934, including Regulation M, may apply to their sales in the market. With certain exceptions, Regulation M precludes any selling security holders, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchase made in order to stabilize the price of a security in connection with an at the market offering such as this offering. We have provided each of the selling security holders with a copy of these rules. We have also told the selling security holders of the need for delivery of copies of this prospectus in connection with any sale of securities that are registered by this prospectus. All of the foregoing may affect the marketability of our common stock.

                         SHARES ELIGIBLE FOR FUTURE SALE

      At the date of this prospectus, we have 76,149,900 shares of common stock issued and outstanding, all of which are restricted securities. Of these restricted shares, 20,849,900 shares are currently eligible for resale and an additional 5,300,000 shares are eligible for resale under this prospectus, excluding any shares issuable upon the exercise of outstanding warrants. The remaining restricted shares, which are owned by our officers and directors, are eligible for sale under Rule 144. In general, Rule 144 permits a shareholder who has owned restricted shares for at least one year, to sell without registration, within a three month period, up to one percent of our then outstanding common stock. In addition, shareholders other than our officers, directors or 5% or greater shareholders who have owned their shares for at least two years, may sell them without volume limitation or the need for our reports to be current.

      We cannot predict the effect, if any, that market sales of common stock or the availability of these shares for sale will have on the market price of the shares from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market could adversely affect market prices for the common stock and could damage our ability to raise capital through the sale of our equity securities.

                                  LEGAL MATTERS

      The validity of the securities offered by this prospectus will be passed upon for us by Atlas Pearlman, P.A., 350 East Las Olas Boulevard, Suite 1700, Fort Lauderdale, FL 33301.

                                     EXPERTS

      The financial statements of International Broadcasting Corporation as of December 31, 2000, and for period from October 13, 2000 (inception) through December 31, 2000, and for the year ended December 31, 2001 incorporated by reference in this prospectus have been audited by Feldman Sherb & Co. P.C., independent certified public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said report.

                             ADDITIONAL INFORMATION

      We have filed with the SEC the registration statement on Form SB-2 under the Securities Act for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement.

      The registration statement, including all exhibits, may be inspected without charge at the SEC's Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549, and at the SEC's regional offices located at 233 Broadway, New York, NY 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials may also be obtained from the SEC's Public Reference at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549, upon the payment of prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, registration statements and other filings made with the SEC through its Electronic Data Gathering, Analysis and Retrieval Systems are publicly available through the SEC's site on the World Wide Web located at http//www.sec.gov.

      The registration statement, including all exhibits and schedules and amendments, has been filed with the SEC through the Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. Following the effective date of the registration statement relating to this prospectus, we will become subject to the reporting requirements of the Exchange Act and in accordance with these requirements, will file annual, quarterly and special reports, and other information with the SEC. We also intend to furnish our shareholders with annual reports containing audited financial statements and other periodic reports as we think appropriate or as may be required by law.

No dealer, sales representative or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the company or any of the underwriters. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.

Until _________, 2002 (90 days after the date of this Prospectus), all dealers effecting trans actions in the registered securities, whether or not participating in this distribution, may be re quired to deliver a Prospectus. This delivery requirement is in addition to the obligations of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold al lotments or subscriptions.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Section 78.751 of the Nevada General Corporation Law, provides as follows:

      1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a Director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

      2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a Director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

      3. To the extent that a Director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

      4. Any indemnification under subsections 1 and 2, unless ordered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the Director, officer, employee or agent is proper under the circumstances. The determination must be made:

      (a)   By the stockholders;

      (b) By the board of Directors by majority vote of a quorum consisting of Directors who were not parties to the act, suit or proceeding;

      (c) If a majority vote of a quorum consisting of Directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or

      (d) If a quorum consisting of Directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

      5. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and Directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the Director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than Directors or officers may be entitled under any contract or otherwise by law.

      6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

      (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested Directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to subsection 5, may not be made to or on behalf of any Director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

      (b) Continues for a person who has ceased to be a Director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

      The Board of Directors may cause the Registrant to purchase and maintain insurance on behalf of any person who is or was a Director or officer of the Registrant, or is or was serving at the request of the Registrant as a Director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Registrant would have the power to indemnify such person.

      The indemnification provisions above provided shall include, but not be limited to, reimbursement of all fees, including amounts paid in settlement and attorneys' fees actually and reasonably incurred, in connection with the defense or settlement of any action or suit if such party to be indemnified acted in good faith and in a matter reasonably believed to be in or not opposed to the best interests of the Registrant. Indemnification may not be made for any claim, issue or matter as to which the person claiming after exhaustion of all appeals therefrom to be liable to the Registrant or for amounts paid in settlement to the Registrant unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that the person is fairly and reasonably entitled to indemnify for such expenses as the court deems proper.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as express in the act and is therefore unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The estimated expenses payable by the Company in connection with the distribution of the securities being registered are as follows:

SEC Registration and Filing Fee........................$     36
Legal Fees and Expenses*...............................
Accounting Fees and Expenses*..........................     500
Financial Printing*....................................   5,000
Transfer Agent Fees*...................................     500
Blue Sky Fees and Expenses*............................     500
Miscellaneous*.........................................
       TOTAL..........................................$

* Estimated

None of the foregoing expenses are being paid by the selling security holders.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

      In October 2000 in connection with the organization of our company we issued an aggregate of 50,000,000 shares of common stock to our founders who are our executive officers and directors for total cash consideration of $5,000 in private transactions exempt from registration under the Securities Act in reliance on Section 4(2) of said act. Each of the founders is an accredited investor.

      In April 2001 we sold 5,000,000 shares of our common stock to an accredited investor in a private sale exempt from registration under the Securities Act of 1933 in reliance on Section 4(2) of said act and Rule 506 promulgated thereunder. We received gross proceeds of $25,000. We paid no commissions or underwriting discounts in this transaction. No general solicitation or advertising was used in connection with this transaction, and the certificate evidencing the shares that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom. The purchaser had access to business and financial information concerning International Broadcasting Corporation. We had reasonable grounds to believe that the purchase was an accredited investor, as defined by Rule 501 of Regulation D, and the purchaser represented that he was acquiring the shares for investment purposes only, and not with a view towards distribution or resale except in compliance with applicable securities laws.

      Between May 2001 and June 2001 we sold an aggregate of 105,666 units to an aggregate of 35 accredited investors in a private placement exempt from registration under the Securities Act of 1933 in reliance on Rule 506. Each unit consisted of 150 shares of our common stock, a Series A warrant to purchase 20 shares at $0.25 per share, a Series B warrant to purchase 50 shares at $0.37 per share and a Series C warrant to purchase 30 shares at $0.50 per share, at a purchase price of $1.50 per unit. We received gross proceeds of $158,499 in this offering. Granite Financial Group, Inc., a broker-dealer, acted as placement agent for us in this offering, and we paid Granite Financial Group, Inc. selling commissions of $15,850. Each of the investors (a) had access to business and financial information concerning International Broadcasting Corporation, (b) represented that they were acquiring the shares for investment purposes only and not with a view towards distribution or resale except in compliance with applicable securities laws and (c) were accredited investors. No general solicitation or advertising was used in connection with this offering and the certificates evidencing the shares that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom. None of the foregoing warrants have been exercised as of the date hereof.

      Between January 2002 and February 2002, we sold an aggregate of 35,333.3 units to three accredited or otherwise sophisticated investors in a private placement exempt from registration under the Securities Act in reliance on
Section 4(2) and Rule 506 of said act. Each unit consisted of 150 shares of common stock and three common stock purchase warrants designated Series D, Series E and Series F common stock purchase warrants. The Series D Warrant included in each unit entitles the holder to purchase 20 shares of our common stock at a purchase price of $.25 per share. The Series E Warrant included in each unit entitles the holder to purchase 50 shares of our common stock at a purchase price of $.37 per share. The Series F Warrant included in each Unit entitles the holder to purchase 30 shares of our common stock at a purchase price of $.50 per share. These warrants will expire on January 30, 2007. Granite Financial Group, Inc., a broker-dealer, acted as placement agent for us in this offering, and we agreed to pay Granite Financial Group, Inc. selling commissions of $5,300. Each of the investors (a) had access to business and financial information concerning International Broadcasting Corporation, (b) represented that they were acquiring the shares for investment purposes only and not with a view towards distribution or resale except in compliance with applicable securities laws and (c) were accredited investors or had such knowledge and experience in business and financial matters that they were able to evaluate the risks and merits of an investment in International Broadcasting. No general solicitation or advertising was used in connection with this offering and the certificates evidencing the shares that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom. None of the foregoing warrants have been exercised as of the date hereof.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.             Description of Document

   3.1                  Articles of Incorporation of International Broadcasting
                        Corporation (1)
   3.2                  By-laws of International Broadcasting Corporation (1)
   4.1                  Form of common stock certificate (1)
   4.2                  Form of warrant (1)
   4.3                  International Broadcasting Corporation 2001 Stock Option
                        Plan (1)
     5                  Opinion of Atlas Pearlman, P.A.
  23.1                  Consent of Atlas Pearlman, P.A. (See Exhibit 5)
  23.2                  Consent of Feldman Sherb & Co., P.C.


(1) Incorporated by reference to the registration statement on Form SB-2, file number 333-67484, as amended, as declared effective by the Securities and Exchange Commission on October 30, 2001.

ITEM 28. UNDERTAKINGS

The undersigned Registrant also undertakes:

      (1) To file, during any period in which offers or sales are being made, a post- effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Santa Maria, California on April 30, 2002.

                                    INTERNATIONAL BROADCASTING CORPORATION


                                    By:   /s/ Daryn P. Fleming
                                          --------------------------------------
                                          Daryn P. Fleming, President,
                                          Chief Executive Officer
                                          and Principal Financial and Accounting
                                          Officer


      Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 registration statement has been signed by the following persons in the capacities and on the dates indicated.


      SIGNATURE                   TITLE                              DATE
      ---------                   -----                              ----



 /s/ Daryn P. Fleming         Chief Executive Officer,          April 30, 2002
---------------------         President and Director
     Daryn P. Fleming         (Principal Executive Officer
                              and Principal Accounting
                              Officer)


 /s/ Darrell Nether           Vice President, Chief             April 30, 2002
---------------------         Operating Officer and Director
     Darrell Nether


/s/ Sandra S. Nether          Secretary, Treasurer              April 30, 2002
---------------------         and Director
    Sandra S. Nether

                     INTERNATIONAL BROADCASTING CORPORATION
                        (A DEVELOPMENT STATE ENTERPRISE)

                              FINANCIAL STATEMENTS


                                      INDEX


                                                               Page Number

INDEPENDENT AUDITORS' REPORT                                        F-2

       Balance Sheet                                                F-3

       Statements of Operations                                     F-4

       Statements of Stockholders' Equity                           F-5

       Statements of Cash Flows                                     F-6

       Notes to Financial Statements                             F-7 to F-11

                           INDEPENDENT AUDITORS REPORT

Board of Directors and Stockholders
International Broadcasting Corp.

         We have audited the accompanying balance sheet of International Broadcasting Corporation as of December 31, 2001 and the related statements of operations, stockholders' equity and cash flows for the period then ended These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, the financial position of International Broadcasting Corporation as of December 31, 2001 the results of its operations and its cash flows for the period then ended in conformity with accounting principles generally accepted in the United States of America.

         The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred operating losses since inception of $213,845 and has negative working capital of $67,367. These conditions raise substantial doubt about its ability to continue as a going concern without the raising of additional debt and/or equity financing to fund operations. Management is actively pursuing new debt and/or equity financing and continually evaluating the Company's profitability, however any results of their plans and actions cannot be assured. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                                    /s/Feldman Sherb & Co, P.C.
                                                       Feldman Sherb & Co., P.C.
                                                   Certified Public Accountants

New York, New York
March 29, 2002

                     INTERNATIONAL BROADCASTING CORPORATION
                        (A Development Stage Enterprise)
                                December 31, 2001

                                  BALANCE SHEET


                                     ASSETS




Current assets:

    Cash                                                       $         431
    Accounts receivable                                                4,500
                                                                ------------
        Total current assets                                           4,931

    Property and equipment                                           125,154

    Investments                                                       21,500
                                                                ------------
                                                               $     151,585
                                                                ============


                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

    Accounts payable and accrued expenses                      $       72,298
                                                                -------------
        Total current liabilities                                      72,298

Stockholders' equity:
    Common stock, $.0001 par value; 200,000,000 authorized,
        70,849,900 issued and outstanding                               7,085
    Preferred stock, $.0001 par value; 10,000,000 authorized
    0 issued and outstanding                                                -
    Additional paid-in capital                                        273,547
    Comprehensive income                                               12,500
    Accumulated deficit                                              (213,845)
                                                                --------------
        Total stockholders' equity                                     79,287
                                                                --------------
                                                               $      151,585
                                                                ==============





                        See notes to financial statements
                                       F-3

                     INTERNATIONAL BROADCASTING CORPORATION
                        (A Development Stage Enterprise)

                            STATEMENTS OF OPERATIONS


                                                                         October 13, 2000           October 13, 2000
                                                      Year ended        (inception) through        (inception) through
                                                   December 31, 2001      December 31, 2000         December 31, 2001
                                                 --------------------    --------------------      -------------------

Advertising revenues                             $         4,500       $           -                $         4,500
                                                 ------------------      ----------------             --------------
General and administrative                       $       194,259                   -                $       194,259
Loss on securities                                         2,000                   -                          2,000
Depreciation                                              22,086                   -                         22,086
                                                 ------------------      ----------------              -------------
                                                         218,345                   -                        218,345
                                                 ------------------      ----------------              -------------

NET LOSS                                         $      (213,845)      $           -                $      (213,845)
                                                 ==================      ================              =============
NET LOSS PER WEIGHTED AVERAGE
      SHARES OUTSTANDING / BASIC AND DILUTED     $          0.00       $         0.00               $          0.00
                                                 ==================      ================              =============
WEIGHTED AVERAGE COMMON SHARES
      OUTSTANDING                                     54,649,118            50,000,000                   54,649,118
                                                 ==================      ================              =============



                        See notes to financial statements

                     INTERNATIONAL BROADCASTING CORPORATION
                        (A Development Stage Enterprise)

                        STATEMENT OF STOCKHOLDERS' EQUITY

             October 13, 2000 (Inception) Through December 31, 2001


                                            Common Stock
                                      -----------------------   Additional
                                       Number of                  Paid in    Subscription  Comprehensive Accumulated
                                        Shares       Amount       Capital    Receivable      Income       Defecit        Total
                                      ------------  ---------  ------------  ------------  ------------- -----------  ------------
Balance October 31, 2000 (inception)           -    $     -    $        -    $      -      $       -     $       -    $        -

        Issuance of common stock      50,000,000      5,000             -      (5,000)             -             -             -
                                      ------------  ---------  --  --------  ------------  -------------  ----------  ------------

Balance December 31, 2000             50,000,000      5,000             -      (5,000)             -             -             -

        Payment of subscription
          receivable                           -          -             -       5,000              -             -         5,000

        Capital contribution of
          property and equipment               -          -       147,240           -              -             -       147,240

        Sale of common stock           5,000,000        500        24,500           -              -             -        25,000
        Private placement             15,849,900      1,585        71,807           -              -             -        73,392
        Imputed compensation                   -          -        30,000           -              -             -        30,000

        Unrealized gain on
          marketable securities                -          -             -           -         12,500             -        12,500

        Net loss from operations               -          -             -           -              -      (213,845)     (213,845)
                                      ------------  ---------  ------------  ------------   ------------ -----------  ------------
Balance December 31, 2001             70,849,900    $ 7,085    $ 273,547     $      -        $12,500     $(213,845)   $   79,287
                                      ============  =========  ============  ============   ============ ===========  ============


                        See notes to financial statements

                     INTERNATIONAL BROADCASTING CORPORATION
                        (A Development Stage Enterprise)

                            STATEMENTS OF CASH FLOWS


                                                              For the               October 13, 2000        October 13, 2000
                                                             Year Ended            (inception) through     (inception) through
                                                         December 31, 2001          December 31, 2000       December 31, 2001
                                                         -----------------        --------------------     -------------------

NET LOSS                                                  $   (213,845)            $           -               $  (213,845)
                                                          -------------            -------------------         ------------
Adjustments used to reconcile net loss to net cash
      used in operating activities
Depreciation                                                    22,086                         -                    22,086
Imputed compensation                                            30,000                         -                    30,000
Loss on investments                                              2,000                         -                     2,000
Increase in accounts receivable                                 (4,500)                        -                    (4,500)
Increase in accounts payable and accrued expenses               72,298                         -                    72,298
                                                          -------------            -------------------         ------------
NET CASH USED IN OPERATIONS                                    (91,961)                        -                   (91,961)
                                                          -------------            -------------------         ------------

CASH FLOWS FROM INVESTING ACTIVITIES
      Purchase of investments                                  (11,000)                        -                   (11,000)
                                                          -------------            -------------------         ------------
                                                               (11,000)                        -                         -
                                                          -------------            -------------------         ------------
CASH FLOWS FROM FINANCING ACTIVITIES
      Payment of subscription receivable                         5,000                         -                     5,000
      Sale of common Stock                                      98,392                         -                    98,392
                                                          -------------            -------------------         ------------
                                                               103,392                         -                   103,392
                                                          -------------            -------------------         ------------
NET INCREASE IN CASH                                               431                         -                       431

CASH, beginning of period                                            -                         -                         -
                                                          -------------            -------------------         ------------
CASH, end of period                                       $        431             $           -               $       431
                                                          =============            ===================         ============
SUPPLENTAL DISCLOSURE OF CASH
  FLOW INFORMATION:

Cash paid for:

        Interest                                          $          -             $           -               $         -
                                                          ============             ===================         ============
        Taxes                                             $          -             $           -               $         -
                                                          ============             ===================         ============

   Financing Activities:
     Subscription of Common Stock                         $      5,000             $           -               $     5,000
                                                          =============            ===================         ============
     Capital contribution of property and equipment       $    147,240             $           -               $   147,240
                                                          =============            ===================         ============

                        See notes to financial statements
                                       F-6

                  INTERNATIONAL BROADCASTING CORPORATION, INC.
                        (A Development Stage Enterprise)
                          NOTES TO FINANCIAL STATEMENTS

                  FOR THE YEAR ENDED DECEMBER 31, 2001 AND FROM
             OCTOBER 13, 2000 (INCEPTION) THROUGH DECEMBER 31, 2000


1.       BUSINESS

         International Broadcasting Corporation, Inc. ("the Company") was incorporated in Nevada on October 13, 2000. The Company is a web-based provider of original, timely, comprehensive financial news commentary and information.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         A. Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reporting amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

         B. Property and equipment - Property and equipment are recorded at cost. Expenditures for major additions and betterment's are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation of property and equipment is computed by the straight-line method over the assets estimated useful lives. Leasehold improvements are amortized over the lesser of the lease term or the asset's useful lives. Upon sale or retirement of plant and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in operations.

         C. Fair value of financial instruments - The carrying amounts reported in the balance sheet for cash, receivables, accounts payable and accrued expenses approximate fair value based on the short-term maturity of these instruments.

         D. Income Taxes - The Company follows Statement of Financial Accounting Standards No. 109 - Accounting for Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

         E. Pronouncements - In July 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations, and SFAS No. 142, Goodwill and Intangible Assets. SFAS 141 is effective for all business combinations completed after June 30, 2001. SFAS 142 is effective for the year beginning January 1, 2002: however certain provisions of that statement apply to goodwill and other intangible assets acquired between July 1, 2001, and the effective date of SFAS 142. The Company does not believe the adoption of these standards will have a material impact on the Company's financial statements.

                  In July 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated retirement costs. This statement applies to all entities. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. This statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company does not believe the adoption of this standard will have a material impact on the Company's financial statements.

                  In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. 1 This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes FASB No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of. The Company does not believe the adoption of these standards will have a material impact on the Company's financial statements.

         F. Revenue Recognition - Advertising revenues are recognized when the services are completed.

         G. Loss per Common Share - Net loss per common share is based on the weighted average number of shares outstanding. Potential common shares includable in the computation of fully diluted per share results are not presented in the financial statements as their effect would be anti-dilutive.

         H. Marketable Securities - Investments in marketable securities are categorized as either trading, available-for-sale or held to maturity. As of December 31, 2001 the Company had only available-for-sale securities, which are stated at fair value, with unrealized gains and losses reported in stockholders' deficit.

         I. Basis of Presentation - The Company has incurred operating losses since inception of $213,845 and has negative working capital of $67,367. These conditions raise substantial doubt about its ability to continue as a going concern without the raising of additional debt and/or equity financing to fund operations. Management is actively pursuing new debt and/or equity financing and continually evaluating the Company's profitability, however any results of their plans and actions cannot be assured. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3.       PROPERTY AND EQUIPMENT

         In March 2001, the Company's President contributed certain fixed assets to the Company valued at $147,240 as an additional capital contribution, valued at President's historical cost.

         At December 31, 2001, property and equipment consists of the following:


         Furniture, fixtures and equipment      $      30,364
         Automobiles                                  116,876
                                                --------------
                                                      147,240
         Less accumulated depreciation                 22,086
                                                --------------
                                                $     125,154
                                                ==============

4.       STOCKHOLDERS' EQUITY

         The Board of directors is authorized, to issue up to an aggregate of 10,000,000 shares of preferred stock in one or more series. The directors may fix rights, preferences and privileges of the shares of each series. No shares have been issued as of December 31, 2001.

         The founders of the Company were issued 50,000,000 shares of common stock at par value for a total of $5,000.

         In April 2001, the Company had a private placement offering whereby 5,000,000 shares of common stock were sold for $25,000.

         The Company sold 105.666 units in a private placement for a total of $158,325 (net proceeds of $103,392). Each unit consists of 150 shares of common stock, 20 Series A warrants, 50 Series B warrants and 30 Series C warrants. The Series A warrant included in each Unit entitles the holder to purchase 20 shares of common stock of the Company at a purchase price of $.25 per share. The Series B warrant included in each unit entitles the holder to purchase 50 shares of common stock of the Company at a purchase price of $.37 per share. The Series C warrant included in each unit entitles the holder to purchase 30 shares of common stock of the Company at a purchase price of $.50 per share. The warrants shall expire on April 25, 2006. The Company may call any warrant series or all of the warrants at a call price of $.001 per underlying share should the Company's common stock trade at or above $1.00 per share, based on the reported closing bid price of the common stock, for ten consecutive trading days following 15 days prior written notice of the Company's intention to call the warrants. In the event the warrants or warrant series subject to call have not been exercised by written notice within such 15-day notice period, the warrants will cease to exist.

5.       STOCK OPTION PLAN

         On August 8, 2001, the board of directors and the holders of a majority of the outstanding shares of common stock adopted the 2001 stock option plan. 5,000,000 shares of common stock are reserved for issuance upon exercise of options granted from time to time under the 2001 stock option plan.

         Under the stock option plan the Company may grant incentive stock options to key employees and employee directors, or grant non-qualified options to employees, officers, directors and consultants. The 2001 stock option plan is currently administered by the board of directors.

         Subject to the provisions of the stock option plan, the board will determine who shall receive options, the number of shares of common stock that may be purchased under the options, the time and manner of exercise of options and exercise prices. The term of options granted under the stock option plan may not exceed ten years or five years for an incentive stock option granted to an optionee owning more than 10% of the Company's voting stock. The exercise price for incentive stock options will be equal to or greater than 100% of the fair market value of the shares of the common stock at the time granted. However, the incentive stock options granted to a 10% holder of the Company's voting stock are exercisable at a price equal to or greater than 110% of the fair market value of the common stock on the date of the grant. The exercise price for non-qualified options will be set by the board in its discretion. The exercise price may be payable in cash or, with the approval of the board, by delivery of shares or by a combination of cash and shares. Shares of common stock received upon exercise of options will be subject to restrictions on sale or transfer. As of December 31, 2001 no options have been granted under the 2001 stock option plan.

6.      INCOME TAXES

        The provision (benefit) for income taxes differs from the amounts computed by applying the statutory federal income tax rate to income
        (loss) before provision for income taxes, the reconciliation is as follows:

                                                                Year Ended
                                          Year Ended            October 13,
                                          December 31,            through
                                             2001             December 31, 2000

          Taxes benefit computed
              at statutory rate           $ (75,000)            $         -

          Income tax benefit not
              utilized                       75,000                       -
                                          -----------           -------------
          Net income tax benefit          $       -             $         -
                                          ===========           =============

        The Company has a net operating loss carryforward for tax purposes totaling approximately $210,000 at December 31, 2001 expiring through the year 2021.

        Listed below are the tax effects of the items realted to the Company's net tax asset:

                                               December 31,
                                                  2001

          Tax benefit of net operating
              loss carryforward                $ 75,000

          Valuation allowance                   (75,000)
                                               ---------
          Net deferred tax asset recorded      $      -
                                               =========

7.       SUBSEQUENT EVENT

         In January and February 2002, the Company raised $53,000 from the sale of 5,300,000 shares of common stock and the issuance of warrants.